Exhibit 10.1

FOUNDER SHARE LETTER AGREEMENT

January 11, 2017

Global Partner Acquisition Corp.

One Rockefeller Plaza, 11th Floor

New York, New York 10020

Sequel Youth and Family Services, LLC

Attn: John F. Ripley

1131 Eagletree Lane

Huntsville, Alabama 35801

Re:   Agreement Relating to Founder Shares

Gentlemen:

Reference is made to that certain agreement and plan of merger (the “Merger Agreement”), by and among Global Partner Acquisition Corp., a Delaware corporation (“Parent”), Global Partner Sponsor I LLC, a Delaware limited liability company (“Parent Sponsor”), Sequel Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, Sequel Youth and Family Services, LLC, an Iowa limited liability company (the “Company”), the Key Equityholders identified therein and the Securityholder Representative identified therein. In order to induce the Company to enter into the Merger Agreement, Parent Sponsor has agreed to enter into this letter agreement (this “Agreement”) relating to the forfeiture and/or restriction on certain of the equity of Parent held by Parent Sponsor, on the terms and subject to the conditions specified herein. This letter represents the “Founder Share Letter Agreement” contemplated by the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

Parent Sponsor hereby agrees with the Company and Parent as follows:

1.           Parent Sponsor agrees that it shall not Transfer (as defined below) 2,328,750 of the shares of Common Stock of Parent, par value $0.0001 per share (the “Common Stock”), held by Parent Sponsor (“Founder Shares”) until the six-month anniversary of the Effective Time (the “Lock-up Period”).

a.	“Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

b.	Notwithstanding the provisions set forth in paragraph 1 above, Transfers of the Founder Shares are permitted (i) to Parent Sponsor’s officers or directors, any affiliates or family members of any of Parent Sponsor’s officers or directors, any members of Parent Sponsor or any affiliates of Parent Sponsor or any of its members; (ii) in the case of an individual, by a gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; and (v) by virtue of the laws of Delaware or Parent Sponsor’s limited liability company agreement upon dissolution of Parent Sponsor; provided, however, that in the case of clauses (i) through (iv), these permitted transferees must enter into a written agreement agreeing to be bound by these Transfer restrictions.

2.           Parent Sponsor agrees that 1,552,500 of its Founder Shares (the “Earnout Shares”) shall be subject to forfeiture on the eight-year anniversary of the Effective Time, with no further action required of any Person, unless such Earnout Shares have vested as set forth below in this Section 2. Upon any such forfeiture, Parent Sponsor shall transfer to Parent for cancellation and in exchange for no consideration, such applicable portion of the Earnout Shares. From the Effective Time through the eight-year anniversary of the Effective Time, the Earnout Shares will vest and no longer be subject to forfeiture as follows:

a.	776,250 of the Earnout Shares will vest and no longer be subject to forfeiture upon the first day that the last sale price of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading day period in a thirty (30) day trading period immediately preceding such day;

b.	776,250 of the Earnout Shares will vest and no longer be subject to forfeiture upon the first day that the last sale price of the Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading day period in a thirty (30) day trading period immediately preceding such day; and

c.	all of the Earnout Shares will vest and no longer be subject to forfeiture upon a Change of Control.

For purposes of this Section 2, “Change of Control” means the occurrence of any of the following events after the date hereof:

(i)	there is consummated, in accordance with Parent’s certificate of incorporation and applicable law, the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of Parent’s assets (determined on a consolidated basis), including a sale of all Class A Common Units of the Company held by Parent, to any Person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act, or any successor provisions thereto);

(ii)	any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d)(3) of the Exchange Act, or any successor provisions thereto, is or becomes the beneficial owner, directly or indirectly, of securities of Parent representing more than fifty percent (50%) of the combined voting power of Parent’s then outstanding Common Stock;

(iii)	there is consummated a merger or consolidation of Parent with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board of Directors of Parent immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the Person surviving the merger or, if the surviving Person is a Subsidiary, the ultimate parent thereof, or (y) the Common Stock immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving Person is a Subsidiary, the ultimate parent thereof; or

(iv)	the stockholders of Parent and the Board of Directors of Parent approve a plan of complete liquidation or dissolution of Parent.

Notwithstanding the foregoing, except with respect to clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which (A) the record holders of the shares of Common Stock of Parent immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of Parent immediately following such transaction or series of transactions or (B) Parent is the surviving entity and its shares of Common Stock continue to be registered under Section 12(b) or 12(g) of the Exchange Act and continue to be publicly traded.

3.           Parent hereby agrees to record the aggregate fair value of any Earnout Shares forfeited hereunder and reacquired to treasury stock and a corresponding credit to additional paid-in capital based on the difference between the fair market value of the forfeited shares and the pro-rata portion of the price paid to Parent for such forfeited shares of approximately $15,515,000. Upon receipt, such forfeited shares would then be immediately cancelled, which would result in the retirement of the treasury stock and a corresponding charge to additional paid-in capital.

4.           Parent Sponsor agrees that 7,532,000 warrants (“Founder Warrants”) to purchase 3,766,000 shares of Common Stock shall be forfeited as of the Effective Time, with no further action required of any Person.

5.           This Agreement and the Registration Rights Agreement, dated as of July 29, 2015 constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be amended or modified otherwise than by a written agreement executed by Parent Sponsor, Parent and the Company.

6.           No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto.

7.           This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware without regard to the conflict of laws principles thereof. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such action is vested in the federal courts, then the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

8.           Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by electronic mail (with recipient receipt acknowledgment), express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

9.           This Agreement shall terminate at such time, if any, that the Merger Agreement is terminated in accordance with its terms.

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Please indicate your agreement to the foregoing by signing in the space provided below.

GLOBAL PARTNER ACQUISITION CORP.

By:	/s/ Paul Zepf
Name:	Paul Zepf
Title:	Chief Executive Officer

Signature Page to Founder Share Letter Agreement

Please indicate your agreement to the foregoing by signing in the space provided below.

GLOBAL PARTNER SPONSOR I LLC

By:	/s/ Paul Zepf
Name:	Paul Zepf
Title:	Managing Member

Signature Page to Founder Share Letter Agreement

Please indicate your agreement to the foregoing by signing in the space provided below.

SEQUEL YOUTH AND FAMILY SERVICES, LLC

By:	/s/ John F. Ripley
Name:	John F. Ripley
Title:	Chairman and Manager

Signature Page to Founder Share Letter Agreement